Legal Opinion and Consent of Counsel

Novi & Wilkin
Attorneys At Law
1325 Airmotive Way, Ste 140
Reno, Nv 89502
775-232-1950
775-201-8331 fax

OPINION OF COUNSEL AND CONSENT OF COUNSEL

TO: Board of Directors
MyOtherCountryClub.com
RE: Registration Statement on Form S-1A #5

Gentlemen:

As counsel to MyOtherCountryClub.com, a Nevada corporation (the "Company"), we have participated in the preparation of the Company's Registration Statement on Form S-1 filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, relating to the registration of 900,000 shares of the Company's $0.001 par value common stock by 38 selling shareholders and 1,000,000 shares for the Company. As counsel to the Company, we have examined such corporate records, certificates and other documents of the Company, and made inquiries of such officers of the Company, as we have deemed necessary or appropriate for purposes of this opinion. We have also examined the applicable laws of the State of Nevada, provisions of the Nevada Constitution, and reported judicial decisions interpreting such laws.

Based upon such examinations, we are of the opinion that the 900,000 shares of the Company's common stock to be offered by the selling shareholders pursuant to the Registration Statement are validly issued, fully paid and non-assessable shares of the common stock of the Company and the 1,000,000 shares being offered by the company will be validly issued, fully paid and non-assessable shares of the common stock of the Company

We hereby consent to the inclusion of this Opinion as an exhibit to the Registration Statement on Form S-1 filed by the Company and the reference to our firm contained therein under "Interest of Named Experts and Counsel".

Sincerely,

/s/ Greg Wilkin, Esq

DATED:  July 27th 2010